Exhibit 10.95

AMENDMENT NO. 6
TO MASTER REPURCHASE AGREEMENT

Amendment No. 6 to Master Repurchase Agreement, dated as of November 30, 2018 (this “Amendment”), by and among Bank of America, N.A. (“Buyer”), PennyMac Operating Partnership, L.P. (“Seller”) and PennyMac Mortgage Investment Trust (“Guarantor”).

RECITALS

Buyer, Seller and Guarantor are parties to that certain Master Repurchase Agreement, dated as of July 9, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Master Repurchase Agreement”; as further amended by this Amendment, the “Master Repurchase Agreement”).  The Guarantor is a party to that certain Guaranty, dated as of July 9, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), made by Guarantor in favor of Buyer.

Buyer, Seller and Guarantor have agreed, subject to the terms and conditions of this Amendment, that the Existing Master Repurchase Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Master Repurchase Agreement. As a condition precedent to amending the Existing Master Repurchase Agreement, Buyer has required Guarantor to ratify and affirm the Guaranty on the date hereof.

Accordingly, Buyer, Seller and Guarantor hereby agree, in consideration of the mutual promises and mutual obligations set forth herein, that the Existing Master Repurchase Agreement is hereby amended as follows:

Section 1.Definitions. Section 2 of the Existing Master Repurchase Agreement is hereby amended by:

1.1 deleting the definitions of “Noncompliant I” and “Noncompliant II” in their respective entireties and replacing them with the following:

“Noncompliant I” means either (a) a Purchased Mortgage Loan other than a CRA Aggregation Mortgage Loan, Other Conforming Mortgage Loan or a Jumbo Mortgage Loan (including a Jumbo High LTV Mortgage Loan), which has been subject to one or more Transactions hereunder for a period of greater than 45 calendar days but not greater than 60 calendar days, (b) a Purchased Mortgage Loan that is a Jumbo Mortgage Loan (including a Jumbo High LTV Mortgage Loan), which has been subject to one or more Transactions hereunder for a period of greater than 180 calendar days but not greater than 195 calendar days or (c) a Purchased Mortgage Loan that is a CRA Aggregation Mortgage Loan, which has been subject to one or more Transactions hereunder for a period of greater than 90 calendar days but not greater than 105 calendar days.

“Noncompliant II” means either (a) a Purchased Mortgage Loan other than a CRA Aggregation Mortgage Loan, Other Conforming Mortgage Loan or a Jumbo Mortgage Loan (including a Jumbo High LTV Mortgage Loan), which has been subject to one or more Transactions hereunder for a period of greater than 60 calendar days but not greater than 90 calendar days, (b) a Purchased Mortgage Loan that is a Jumbo Mortgage Loan (including a Jumbo High LTV Mortgage Loan), which has been subject to one or more Transactions hereunder for a period of greater than 195 calendar days but not greater than 225 calendar days or (c) a Purchased Mortgage Loan that is a CRA Aggregation Mortgage Loan, which has been subject to one or more Transactions hereunder for a period of greater than 105 calendar days but not greater than 135 calendar days.

1.2 adding the following definition in its proper alphabetical order:

“CRA Aggregation Mortgage Loan” means a Conforming Mortgage Loan (excluding Other Conforming Mortgage Loans), FHA Loan, VA Loan, or RD Loan that is intended to be sold to an Approved Investor, other than an Agency, for purposes of such Approved Investor, at its sole discretion, seeking credits for the Community Reinvestment Act (“CRA”) (1977) (12 U.S.C. 2901-Regulations 12 CFR parts 25, 228, 345, and 195).

Section 2.Representations and Warranties with Respect to Purchased Mortgage Loans. Part 1 of Schedule 1 to the Existing Master Repurchase Agreement is hereby amended by deleting paragraph (fff) in its entirety and replacing it with the following:

(fff) Repurchased Mortgage Loans.  Except with respect to any Dry Mortgage Loan that is also a CRA Aggregation Mortgage Loan which has been previously pledged, sold or financed pursuant to a repurchase, warehouse or similar credit facility between Seller and [Deutsche Bank AG, Cayman Islands Branch], no Mortgage Loan has been previously sold, pledged or otherwise transferred by Seller to a third party nor was any such Mortgage Loan subsequently repurchased by Seller (including transfers in connection with a securitization).

Section 3.Fees and Expenses.  Seller hereby agrees to pay to Buyer, on demand, any and all reasonable out-of-pocket fees, costs and expenses (including reasonable fees and expenses of counsel) incurred by Buyer in connection with the development, preparation and execution of this Amendment, irrespective of whether any transactions hereunder are executed.

Section 4.Condition Precedent.  This Amendment shall become effective as of the date hereof (the “Amendment Effective Date”), subject to the satisfaction of the following condition precedent:

4.1Delivered Documents.  On the Amendment Effective Date, the Buyer shall have received this Amendment, executed and delivered by a duly authorized officer of Buyer, Seller and Guarantor.

Section 5.Limited Effect.  Except as expressly amended and modified by this Amendment, the Existing Master Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

Section 6.Counterparts.  This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Amendment in a Portable Document Format (PDF) or by facsimile shall be effective as delivery of a manually executed original counterpart of this Amendment.

Section 7.Severability.  Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

Section 8.GOVERNING LAW.  ThIS AMENDMENT shall be construed in accordance with the laws of the state of new york without giving effect to the conflicts of law principles thereof (except for section 5-1401 of the new york general obligations law) and the obligations, rights and remedies of the PARties hereunder shall be determined in accordance with the laws of the state of new york, except to the extent preempted by federal law.

Section 9.Reaffirmation of Guaranty.  The Guarantor hereby (i) agrees that the liability of Guarantor or rights of Buyer under the Guaranty shall not be affected as a result of this Amendment, (ii) ratifies and affirms all of the terms, covenants, conditions and obligations of the Guaranty and (iii) acknowledges and agrees that such Guaranty is and shall continue to be in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

BANK OF AMERICA, N.A., as Buyer

By:	/s/ Adam Robitshek
Name: Adam Robitshek
Title: Vice President

PENNYMAC OPERATING PARTNERSHIP, L.P., as Seller

By:	PennyMac GP OP, Inc., its General Partner

By:	/s/ Pamela Marsh
Name: Pamela Marsh
Title: Managing Director, Treasurer

PENNYMAC MORTGAGE INVESTMENT TRUST, as Guarantor

By:	/s/ Pamela Marsh
Name: Pamela Marsh
Title: Managing Director, Treasurer